Exhibit 99.2

Unaudited Pro Forma Condensed

Combined Consolidated Financial Statements

As previously reported, on August 15, 2005, Citrix Systems, Inc. (“Citrix”) acquired NetScaler, Inc., a privately held Delaware corporation headquartered in San Jose, California (“NetScaler”), pursuant to an Agreement and Plan of Merger, dated as of June 1, 2005, by and among Citrix, NCAR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Citrix, NCAR, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Citrix, NetScaler and Gaurav Garg, as stockholder representative. The Company funded the merger through its authorized common stock, its available cash resources and bank financing.

The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined consolidated income statements for the six months ended June 30, 2005 and the year ended December 31, 2004 are based on the historical financial statements of Citrix and NetScaler after giving effect to the merger, effective as of August 15, 2005, as a purchase of NetScaler by Citrix using the purchase method of accounting, borrowings made in connection therewith the Credit Facility (as described in Note 3) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2005 is presented to give effect to the merger as if it and the borrowings under the Credit Facility occurred on June 30, 2005 and combines the historical balance sheets of Citrix and NetScaler at June 30, 2005. The unaudited pro forma condensed combined consolidated income statements of Citrix and NetScaler for the six months ended June 30, 2005 and the year ended December 31, 2004 are presented as if the merger and the borrowings under the Credit Facility had occurred on January 1, 2004.

Under the purchase method of accounting the total preliminary purchase price as described in Note 2 to these unaudited pro forma condensed combined consolidated financial statements was allocated to the net tangible and intangible assets of NetScaler acquired in connection with the merger based on their fair values as of the completion of the merger. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The purchase price allocation is not finalized primarily due to in-process research and development (“IPR&D”).

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the accompanying notes of Citrix included in Citrix Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports filed on Form 10-Q for the three months ended March 31, 2005 and the three and six months ended June 30, 2005 and with the historical consolidated financial statements and the accompanying notes of NetScaler for the year ended June 30, 2005, a copy of which is attached as Exhibit 99.1 to this Form 8-K/A. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Citrix that would have been reported had the merger and the borrowings under the Credit Facility been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Citrix. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and cost savings that Citrix may achieve with respect to the combined companies nor do they include the effects of Citrix’s repayment of the borrowings under the Credit Facility.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

of Citrix Systems, Inc. and NetScaler, Inc.

June 30, 2005

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined Consolidated
	Citrix	NetScaler
Assets
Current assets:
Cash and cash equivalents	$207,673	$4,265	$(65,540	)(a)	$146,398
Short-term investments	183,278	—	—		183,278
Accounts receivable, net of allowances	98,861	8,909	—		107,770
Prepaid expenses and other current assets	33,881	2,658	102	(b)	36,641
Current portion of deferred tax assets	41,762	—	1,747	(c)	43,509

Total current assets	565,455	15,832	(63,691)		517,596
Restricted cash equivalents and investments	145,639	65	—		145,704
Long-term investments	148,265	—	—		148,265
Property and equipment, net	69,389	2,168	—		71,557
Goodwill, net	361,783	—	212,193	(d)	573,976
Other intangible assets, net	77,370	—	70,200	(e)	147,570
Other assets	9,882	500	406	(b)	10,788
Deferred tax assets, long term	5,952	—	6,073	(c)	12,025

	$1,383,735	$18,565	$225,181		$1,627,481

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,389	$1,205	$—		$18,594
Accrued expenses	110,636	5,627	7,898	(f)	124,161
Income taxes payable	22,095	—	—		22,095
Current portion of deferred revenues	227,690	6,447	(2,260	)(g)	231,877

Total current liabilities	377,810	13,279	5,638		396,727
Long-term portion of deferred revenues	14,981	1,513	(530	)(g)	15,964
Long-term debt	—	—	75,000	(a)	75,000
Other liabilities	1,677	—			1,677
Stockholders’ equity:
Preferred stock	—	—	—		—
Preferred stock, Series 1 convertible	—	12	(12	)(h)	—
Preferred stock, Series 2 convertible	—	4	(4	)(h)	—
Common stock	216	6	1	(h)	223
Additional paid-in capital	950,498	80,600	95,296	(h) (i)	1,126,394
Deferred compensation	(840)	(49)	(20,008	)(h) (i)	(20,897)
Retained earnings (accumulated deficit)	844,732	(76,765)	69,765	(h)	837,732
Accumulated other comprehensive income (loss)	(2,899)	(35)	35	(h)	(2,899)

	1,791,707	3,773	145,073		1,940,553
Less— common stock in treasury	(802,440)	—	—		(802,440)

Total stockholders’ equity	989,267	3,773	145,073		1,138,113

	$1,383,735	$18,565	$225,181		$1,627,481

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

of Citrix Systems, Inc. and NetScaler, Inc.

Year Ended December 31, 2004

(in thousands, except per share amounts)

	Historical
	For the Year- Ended 12/31/04 Citrix	For the 12- Months Ended 12/31/04 NetScaler	Pro Forma Adjustments		Pro Forma Combined Consolidated
Revenues	$741,157	$20,279	$(2,260	)(j)	$759,176
Cost of revenues	26,423	5,760	6,170	(e) (k)	38,353

Gross margin	714,734	14,519	(8,430)		720,823
Operating expenses:
Research and development	86,357	6,122	4,094	(k)	96,573
Sales, marketing and support	337,566	18,889	5,069	(k)	361,524
General and administrative	106,516	2,390	1,403	(k)	110,309
Amortization of other intangible assets	6,204	—	7,133	(e)	13,337
In-process research and development	19,100	—	—		19,100

Total operating expenses	555,743	27,401	17,699		600,843

Income (loss) from operations	158,991	(12,882)	(26,129)		119,980
Interest income	14,274	137	(1,418	)(l)	12,993
Interest expense	(4,367)	(117)	(3,287	)(m)	(7,771)
Write-off of deferred debt issuance costs	(7,219)	—	—		(7,219)
Other income, net	2,754	11	—		2,765

Income (loss) before income taxes	164,433	(12,851)	(30,834)		120,748
Income taxes	32,887	27	(17,243	)(n)	15,671

Net income (loss)	$131,546	$(12,878)	$(13,591)		$105,077

Earnings per share:
Basic	$0.78				$0.60

Diluted	$0.75				$0.58

Weighted average shares outstanding:

Basic	168,868		6,621	(o)	175,489

Diluted	174,734		7,481	(o)	182,215

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

of Citrix Systems, Inc. and NetScaler, Inc.

Six Months Ended June 30, 2005

(in thousands, except per share amounts)

	Historical				Pro Forma Combined Consolidated
	Citrix	NetScaler	Pro Forma Adjustments
Revenues	$413,119	$16,594	$(530	)(j)	$429,183
Cost of revenues	20,566	4,656	3,049	(e) (k)	28,271

Gross margin	392,553	11,938	(3,579)		400,912
Operating expenses:
Research and development	51,467	4,696	1,592	(k)	57,755
Sales, marketing and support	186,429	11,671	1,744	(k)	199,844
General and administrative	57,561	2,541	689	(k)	60,791
Amortization of other intangible assets	4,391	—	3,528	(e)	7,919

Total operating expenses	299,848	18,908	7,553		326,309

Income (loss) from operations	92,705	(6,970)	(11,132)		74,603
Interest income	10,001	80	(1,014	)(l)	9,067
Interest expense	(24)	(128)	(1,643	)(m)	(1,795)
Other income, net	94	(12)	—		82

Income (loss) before income taxes	102,776	(7,030)	(13,789)		81,957
Income taxes	36,330	35	(5,635	)(n)	30,730

Net income (loss)	$66,446	$(7,065)	$(8,154)		$51,227

Earnings per share:
Basic	$0.39				$0.29

Diluted	$0.38				$0.28

Weighted average common shares outstanding:
Basic	169,930		6,621	(o)	176,551

Diluted	175,541		7,525	(o)	183,066

See notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined

Consolidated Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2005 is presented to give effect to the merger as if it and the borrowings under the Credit Facility occurred on June 30, 2005 and combines the historical balance sheets of Citrix Systems, Inc. (“Citrix”) and NetScaler, Inc. (“NetScaler”) at June 30, 2005. The unaudited pro forma condensed combined consolidated income statements of Citrix and NetScaler for the six months ended June 30, 2005 and the year ended December 31, 2004 are presented as if the merger and the borrowings under the Credit Facility had occurred on January 1, 2004. No pro forma adjustments were required to conform NetScaler’s accounting policies to Citrix accounting policies.

Under the purchase method of accounting the total preliminary purchase price as described in Note 2 to these unaudited pro forma condensed combined consolidated financial statements was allocated to the net tangible and intangible assets of NetScaler acquired in connection with the merger based on their fair values as of the completion of the merger. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. The preliminary work performed by the third party valuation specialists was considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The purchase price allocation is not finalized primarily due to in-process research and development (“IPR&D”).

The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Citrix that would have been reported had the merger and the borrowings under the Credit Facility been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Citrix. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and cost savings that Citrix may achieve with respect to the combined companies nor do they include the effects of Citrix’s repayment of the borrowings under the Credit Facility. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the accompanying notes of Citrix included in Citrix Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports filed on Form 10-Q for the three months ended March 31, 2005 and the three and six months ended June 30, 2005 and with the historical consolidated financial statements and the accompanying notes of NetScaler for the year ended June 30, 2005.

2.	Acquisition of NetScaler

On June 1, 2005, Citrix and NetScaler entered into a merger agreement that resulted in Citrix acquiring 100 percent of the issued and outstanding capital stock of NetScaler by means of a reverse triangular merger of NetScaler and NCAR Acquisition Corporation, a wholly-owned subsidiary of Citrix, with NCAR Acquisition Corporation ceasing to exist as a separate corporate entity and NetScaler continuing as the surviving corporation. The reverse triangular merger was consummated on August 15, 2005 and followed by a roll-up merger of NetScaler and NCAR, LLC, a limited liability company wholly-owned by Citrix, with NCAR, LLC continuing as the surviving entity of the roll-up merger. The transaction was accounted for using the purchase method of accounting. The total consideration for this transaction was approximately $302.4 million, comprised of approximately $140.0 million in cash, approximately 6.6 million shares of the Company’s common stock valued at approximately $155.3 million and direct transaction costs of approximately $6.1 million. The value of the common stock issued was based on 55% of the total purchase price divided by a fixed value per share of $24.83 as defined in the merger agreement. As of September 30, 2005, there were outstanding commitments for the issuance of shares of the Company’s common stock related to the purchase consideration for NetScaler of approximately $0.5 million. The Company also assumed approximately $20.1 million in unvested stock options upon the closing of the transaction that were accounted for in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 2) and were recorded as deferred compensation. The options assumed had an excess of fair value over intrinsic value of approximately $0.5 million and is reflected in the total consideration for the transaction.

Under the purchase method of accounting, the total estimated purchase price was allocated to NetScaler’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary third party valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price was allocated as follows (in thousands):

	Preliminary Purchase Price Allocation	Asset Life
Net tangible assets	$13,026
Amortizable intangible assets:
Core technologies	35,000	6 years
Customer relationships	17,000	5 years
Tradename	14,000	6 years
Covenants not to compete	4,200	3 years
Goodwill	212,193	Indefinite
In-process research and development	7,000

Total preliminary estimated purchase price allocation and estimated direct transaction costs	$302,419

The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The purchase price allocation is not finalized primarily due to IPR&D.

Of the total estimated purchase price, a preliminary estimate of approximately $13.0 million was allocated to net tangible assets acquired. Net tangible assets were valued at their respective carrying amounts, which management believes approximated fair value, except for adjustments to deferred revenue, deferred tax assets and a pre-acquisition royalty liability. Deferred revenues were reduced by $2.8 million in the pro forma condensed combined consolidated balance sheet, to adjust deferred revenue to the estimated cost plus an appropriate profit margin to perform the support and maintenance services, product delivery and installation obligations under NetScaler’s existing contracts. Deferred tax assets include the tax effects of fair value adjustments related to NetScaler’s net tangible and intangible assets and the pre-acquisition royalty liability which relates to a termination payment made in accordance with the terms of the technology license agreement with F5 is recorded at the amount paid subsequent to the acquisition.

Approximately $70.2 million was allocated to identifiable amortizable intangible assets acquired. Core technology is comprised of products that have reached technological feasibility, which includes most of NetScaler’s technology, principally NetScaler’s application acceleration networking product line. The remainder of amortizable intangible assets is associated with customer relationships, trade names and covenants not to compete. The amortization related to the amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined consolidated income statements.

Of the total estimated purchase price, approximately $212.2 million was allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that the Company determines that the value of the goodwill has become impaired, an accounting charge for the amount of the impairment will be incurred in the quarter in which such determination was made.

Of the total estimated purchase price, approximately $7.0 million was allocated to IPR&D and was charged to expense upon completion of the merger. The IPR&D amount is primarily related to NetScaler projects related to development in multiple product areas that have not yet reached technological feasibility and do not have alternative future uses.

3.	Credit Facility

Effective August 9, 2005, the Company entered into a senior revolving credit agreement (the “Credit Facility”) with a group of financial institutions, to, among other things, fund a portion of the cash portion of the purchase price of the acquisition of the outstanding shares of capital stock of NetScaler. The Credit Facility provides for a five year revolving line of credit in the aggregate amount of $100.0 million, subject to continued covenant compliance. The Credit Facility bears interest at LIBOR plus 0.5% and adjusts in the future in the range of 0.5% to 1.25% above LIBOR based on the level of the Company’s total debt and its adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). In addition, the Company is required to pay an annual facility fee ranging from 0.125% to 0.25% based on the aggregate amount available under the Credit Facility and the level of the Company’s total debt and its adjusted EBITDA. The Company repaid all initial borrowings under the Credit Facility on September 29, 2005.

4.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect purchase accounting adjustments and borrowings as if the merger and the borrowings occurred on June 30, 2005 and to present the unaudited pro forma condensed combined consolidated income statements for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to record the following adjustments to cash and cash equivalents:

To record proceeds from the Credit Facility	$75,000
To record cash paid for Credit Facility fees	(508)
To record cash paid for NetScaler capital stock	(140,032)

Total adjustment to cash	$(65,540)

(b)	Adjustment to record prepayment of Credit Facility fees. Fees will be amortized to interest expense over the life of the Credit Facility.

(c)	Adjustments to record deferred income tax assets related to the merger.

(d)	Adjustment to reflect the preliminary estimate of the fair value of goodwill of approximately $212.2 million, including estimated direct transaction costs of approximately $6.1 million.

(e)	Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets of approximately $70.2 million and the resulting increase in annual amortization expense of approximately $13.0 million, as follows (in thousands):

	Estimated Fair Value	Amount of Annual Amortization	Amount of 6 - Month Amortization	Useful Life in Years
Core technologies	$35,000	$5,833	$2,885	6
Customer relationships	17,000	3,400	1,681	5
Trade name	14,000	2,333	1,154	6
Covenants not to compete	4,200	1,400	692	3

Total	$70,200	$12,966	$6,412

(f)	Adjustment to record the payable related to the estimated direct transaction costs incurred in connection with the merger in the amount of $6.1 million and cash payable to former NetScaler stockholders for shares not tendered as of the date of the merger in the amount of $0.5 million. In addition management has identified one pre-acquisition liability related to a NetScaler royalty agreement that requires a cash settlement upon a change in control in the amount of $1.3 million. The amount related to this liability can be reasonably estimated and accordingly has been included as an accrued expense in the accompanying pro forma unaudited condensed combined consolidated balance sheet. Citrix has not identified any other pre-acquisition contingencies other than the royalty liability discussed above where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

(g)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of NetScaler deferred revenue (see Note J).

(h)	Adjustments to stockholder’s equity (in thousands):

To record the preliminary estimated value of Citrix shares issued in the merger	$155,339
To record the fair value of the NetScaler options assumed in excess of intrinsic value	507
To record the preliminary estimate of the fair value of in-process research and development	(7,000)
To eliminate NetScaler’s historical stockholders’ equity	(3,773)

$145,073

(i)	Adjustment to record $20.1 million of intrinsic value related to the Company’s assumption of NetScaler’s unvested in-the-money employee stock options.

(j)	Adjustment to reduce recognized revenue for the difference between the preliminary fair value and the historical amount of NetScaler’s deferred revenue.

(k)	Adjustment to record amortization of deferred compensation expense related to the assumption of NetScaler’s unvested stock options in connection with the merger and the adjustment to record the increase in operating expenses due to retention bonuses paid in connection with the merger. This adjustment assumes all employees stay for the retention period and no stock options are forfeited. The adjustments related to the amortization of deferred stock-based compensation and the retention bonuses were included in the same operating expense line item in which the respective employees other compensation expense is recorded.

(l)	Adjustment to record reduction in interest income due to cash consideration paid in connection with the merger.

(m)	Adjustment to record interest expense associated with the Credit Facility. The unaudited pro forma condensed combined consolidated income statements do not assume reductions in interest expense based on repayment of Citrix’s initial borrowings under the Credit Facility on September 29, 2005.

Dollars in thousands	Amount	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Expense	Increase (Decrease) in Six Months Interest Expense
Credit Facility	$75,000	4.2%	$3,287	1,643
Impact of a 1/8% increase in interest rate			94	47
Impact of a 1/8% decrease in interest rate			(94)	(47)

(n)	Adjustment to record the income tax effect related to NetScaler’s results of operations and the pro forma adjustments.

(o)	Adjustment to reflect the weighted average number of shares issued in connection with the merger. Assumes shares issued in connection with the merger were issued on January 1, 2004 and adjusted for the estimated share dilution under the treasury stock method for the NetScaler options assumed and considered outstanding from January 1, 2004.